EXHIBIT 4.341
DEED OF RELEASE
THIS DEED OF RELEASE is made on the 1 February 2011
BY:
(1)	THE BANK OF NEW YORK MELLON, in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement (the “Collateral Agent”)
In favour of
(2)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) III S.À R.L, a société à responsabilité limitée incorporated under Luxembourg law with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand-Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under number B128.135 and having a share capital of EUR 404,969,325 (the “Company”).
WHEREAS
(A)	By a security assignment of receivables under a specific contract dated 10 March 2010 made between the Reynolds Consumer Products (Luxembourg) S.à r.l. (“RCP Lux”) and the Collateral Agent (as subsequently amended) (the “Security Assignment”), RCP Lux granted security for the payment and discharge of the Secured Liabilities (as defined in the Security Assignment) over the Assigned Property (as defined in the Security Assignment) in favour of the Collateral Agent.

(B)	Pursuant to a merger effective as of 21 December 2010, the Company has absorbed RCP Lux (the “Merger”). As a result of the Merger, all the rights, obligations and liabilities of RCP Lux under the Security Assignment have been transferred to the Company by way of universal succession in accordance with article 259 of the Luxembourg law dated 10 August 1915 as amended.

(C)	The Company has now requested that the Collateral Agent release the Assigned Property (as defined in the Security Assignment) from the security created by or pursuant to the Security Assignment, which the Collateral Agent has agreed to do upon the terms and conditions of this deed.

(D)	This deed is supplemental to the Security Assignment.
IT IS AGREED as follows:
1.	Terms defined in the Security Assignment shall have the same meaning in this deed.

2.	The Collateral Agent without recourse, representation or warranty of title, irrevocably and unconditionally releases, reassigns, retransfers and cancels all of its rights, title and interest, present and future, in, under and to the Contract, together with, without limitation, all present and future claims, causes of action, payments and proceeds in respect thereof that have been assigned to it by the Company under the Security Assignment and discharges the Company from all its obligations under the Security Assignment in respect of the Assigned Property.
3.	The Assigned Property shall be held freed and discharged from the security created by, and all claims arising under, the Security Assignment.

4.	The Collateral Agent agrees that it will (at the cost and expense of the Company) do all things and execute all documents as the Company may reasonably require to give effect to this release.

5.	This deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
IN WITNESS WHEREOF this deed has been executed by the Collateral Agent and is intended to be and is hereby delivered on the date specified above.
The Collateral Agent

Signed as a deed by	)
)
as attorney for	)
The Bank of New York Mellon	)
in the presence of:	)	/s/ Catherine F. Donohue

Signature of witness:	/s/ Julia Keppe

Name of witness:	Julia Keppe

Address of witness:	Debevoise & Plimpton LLP, Tower 42, EC2N 1HQ

Occupation of witness:	Solicitor